SUB-ITEM: 77 E
LEGAL PROCEEDINGS
Since February 2004, Federated and
related
entities (collectively, "Federated")
have been named
as defendants in several lawsuits
that are now pending in the United
States District Court for the
Western District of Pennsylvania.
These lawsuits have been consolidated
into a single action
alleging excessive advisory fees
involving one of the Federated-sponsored
 mutual funds
("Funds").
       Federated and its counsel have
been defending this litigation. Additional lawsuits based upon similar allegations may be filed in the future. The potential impact of these lawsuits, all of which seek monetary damages, attorneys' fees and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the allegations in these matters will not result in increased redemptions, or reduced sales, of shares of the Funds or other adverse consequences for the
Funds.